Exhibit 10.9

End-to-End Development

Updated as at 29 June 2022

TERMS OF USE AND SERVICE

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These are the Terms of Use and Service for the engagement between BeLive and the Client (“the Terms”) in respect of the Client’s engagement with BeLive for BeLive to provide the relevant BeLive’s services and/or technology, including but not limited to the applicable BeLive website, products, services, associated software, and applications.

Prior to signing the Service Agreement, the Client expressly and unequivocally confirms that the Client has read the Terms very carefully, and that the Client has understood the Terms.

By signing the Service Agreement and/or using any part of the Services, the Client agrees to, and agrees to be bound to, the Terms.

If the Client does not agree to these Terms, the Client must not sign the Service Agreement and/or use any part of the Services.

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless the context otherwise requires, the following definitions shall apply:

3P Servers: has the meaning ascribed to it in Clause 9.1 herein.

Applicable Laws: means in respect of a Party, any laws, legislation, rules, regulations, notices, directives or orders of any governmental or regulatory authority that are applicable to, and enforce against, such party, including trading and other rules of any stock exchanges, in each case as may be issued and amended from time to time.

Business Day: a day, other than a Saturday, Sunday or a day which is gazette as a public holiday in Singapore.

CMS: has the meaning ascribed to it in Clause 4.1 herein.

Confidential Information: all technical, product, business, financial and other valuable information regarding any Party and its clients, the business of a Party and the relevant Party’s clients, any and all proprietary or non-public information including but limited to structural or operational designs, interfaces and security procedures, product plans and strategies, suppliers, creditors, debtors, and other non-technical business, financials, accounting, costing, purchasing, trade secrets, all price lists provided by a Party, amounts of the monies paid by the Client and/or received by BeLive under the Engagement, any and all contents arising out of and/or in relation to the Engagement, services programs, research, development, documentation, promotions, marketing strategies and business methods of each Party and of each Party’s clients, and/or any and all information and/or documents in relation to the aforesaid.

Content: has the meaning ascribed to it in Clause 5.1 herein.

Engagement: means all of the following:

a.	The Service Agreement which Parties endorse upon as referenced herein;

b.	The Terms;

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c.	Any and all Schedules, Annexes, and/or Appendices to the Service Agreement and/or the Terms (deemed referenced and incorporated); and

d.	All variations and supplements thereto, including but not limited to any and all Supplemental Orders to the Service Agreement.

Free Storage Limit: has the meaning ascribed to it in Paragraph [18.a] of Annex-A of the Terms herein.

GST: goods and services tax, value added tax, or any equivalent tax chargeable in Singapore.

Intellectual Property: (i) all inventions, whether patentable or unpatentable (and whether or not reduced to practice), all improvements thereto, and all “Patents” including all Patents and Patent disclosures and applications, and registered design and registered design applications, together with all reissuance, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all “Trademarks,” including registered or unregistered Trademarks, registered or unregistered service marks, and all translations, adaptations, deviations, combinations, applications, registrations and renewals in connection with any registered or unregistered Trademark or service mark, and all trade names, trade dress and logos, (iii) all “Copyrights,” meaning all registered Copyrights, Copyright applications, Copyrightable works, and unregistered Copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all Confidential Information, (vi) all Services, computer Services, and Services licenses, (vii) all other similar proprietary rights, and (viii) all copies and tangible embodiments of the foregoing, in whatever form or medium.

Invoices: has the meaning ascribed to it in Clause 7.1 herein.

Requested Access: has the meaning ascribed to it in Clause 3.5 herein.

Services: has the meaning ascribed to it in Clause 3 herein.

Storage Period: has the meaning ascribed to it in Clause 5.2 herein.

Streaming Session: has the meaning ascribed to it in Clause 5.1 herein.

Supplemental Order: has the meaning ascribed to it in Clause 10.1 herein.

1.2	Unless the context otherwise requires: -

1.2.1	References to a party to the Terms or another agreement or document shall include the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives);

1.2.2	References to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships, and words denoting any gender shall include all genders;

1.2.3	The headings are inserted for convenience only and shall not affect the construction of the Terms;

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1.2.4	References to the singular shall include the plural, and vice versa;

1.2.5	References to a time of day is to such time in Singapore;

1.2.6	References to Clauses, Recitals and Schedules are to the clauses of, and the recitals and the schedules to, the Terms;

1.2.7	The Recitals and Schedules form part of the Terms and shall have the same force and effect as if expressly set out in the body of the Terms, and any reference to the Terms shall include the Recitals and the Schedules;

1.2.8	References to any agreement or document shall include such agreement or document as amended, varied, novated, supplemented or replaced from time to time;

1.2.9	Nothing in the Terms is to be interpreted against a party solely on the ground that the party put forward the Terms or a relevant part of it;

1.2.10	References to a statute or statutory provision shall include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision;

1.2.11	References to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted (whether before or after the date of the Terms) from time to time and shall include any provisions of which there are re-enactments (whether with or without modification) and any subordinate legislation made under such provision so far as such modification or re-enactment applies or is capable of applying to any transactions entered into pursuant to the Terms and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) where such provisions or regulations have directly or indirectly replaced;

1.2.12	References to writing shall include any typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form and documents and information sent or supplied in electronic form are “in writing” for the purpose of the Terms;

1.2.13	Any obligation on a party not to do something includes an obligation not to allow that thing to be done; and

1.2.14	Anything or obligation to be done under the Terms which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	STRUCTURE OF THE SERVICE AGREEMENT AND THE TERMS

2.1	The Service Agreement and the Terms shall be read and construed as one document, and the Terms shall be considered as part of the Service Agreement.

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2.2	Without prejudice to the generality of the foregoing, where the context so allows, references in the Terms to “the Terms”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar effect, shall be read and construed as references to the Service Agreement as may be included, amended, supplemented, modified or varied by the Terms.

2.3	Except to the extent expressly substituted, supplemented, varied or amended by the terms of the Service Agreement, the Terms are hereby confirmed and shall remain in full force and effect.

2.4	By endorsing and/or executing the Service Agreement the Client confirms that it has read and understood the Terms, and also agree to also be fully bound to the Terms.

3.	SCOPE OF SERVICES

3.1	The scope of Services provided by BeLive is set out in Schedule-2 of the Service Agreement. The Service Agreement may be supplemented and/or varied by supplemental orders as may be agreed upon between Parties in writing.

3.2	The particulars of the Services as set out in Schedule-2 of the Service Agreement shall constitute the full scope of the Services provided for the purposes of the Engagement.

3.3	The term of the Engagement shall be as set out in Schedule-1 of the Service Agreement.

3.4	The fees for the Services to be paid to BeLive are set out in the respective Invoices and/or any such supplemental orders.

3.5	The Client acknowledges that the Services may be provided by BeLive personnel and/or the personnel from BeLive’s affiliated entities which may not be located and/or domiciled in the Republic of Singapore. In providing the Services, BeLive’s personnel (wherever they may be located) may require remote access to the Client’s website, application, servers, programmes, and/or devices. The Client shall be obliged to provide the relevant BeLive personnel with such access to such degree as may be requested by BeLive at any time and/or from time to time solely for the purposes of allowing BeLive to provide the Services (“the Requested Access”).

3.6	In the event that the Client fails to provide the relevant BeLive’s personnel with the Requested Access, the Client acknowledges that BeLive may not be in a position to adequately provide the Services, and BeLive shall not be liable to the Client for any such delays, inadequacies of the Services, and/or losses as may be suffered by the Client as a result of the lack of the Requested Access granted to BeLive.

3.7	The Client may be required to provide information about the Client in order for the Client to be onboarded by BeLive. The Client agrees that any such information provided to BeLive shall be accurate and in the event that such information previously provided to BeLive becomes inaccurate and/or untrue, the Client shall promptly inform BeLive of such changes and provide the updated and accurate information.

4.	CLIENT MANAGEMENT SYSTEM

4.1	Subsequent to the confirmation of the Engagement, BeLive shall provide the Client with an account containing a unique username and password for the Client to access BeLive’s Client Management Software at <[x]> (“the CMS”).

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4.2	The Client shall be solely responsible and liable for maintaining the security of the relevant unique username and password for the CMS. The Client agrees that it shall not disclose its unique username and password for the CMS to any unauthorised personnel and/or third parties.

4.3	The Client shall be solely responsible and liable for any and all activities arising out of and/or in relation to the Client’s account that are conducted on the CMS.

5.	THE CLIENT’S CONTENT

5.1	The Client agrees that the Client is solely responsible and liable for any and all of the content (including but not limited to such texts, images, videos, and/or any visual/aural material capable of being read, viewed, heard, and/or appreciated by any recipient that is sent, transmitted, displayed, broadcasted, streamed, and/or uploaded by the Client in using the Services (“the Content”)) that the Client streams using the Services (“the Streaming Session”). The Client expressly confirms the following:

5.1.1	The Client has obtained all necessary consents (third-party or otherwise) and all relevant rights in relation to the Streaming Session and/or Client’s use of the Content;

5.1.2	The Streaming Session and/or Client’s use of the Content does not violate or infringe on any rights of any third-party; and

5.1.3	The Content and/or the Streaming Session does not violate any of the Applicable Laws.

5.2	Subsequent to the livestreaming of the Content during the Streaming Session, and subject to the terms set out in Schedule-2 of the Service Agreement and Annex-A herein, BeLive shall store the Content on the 3P Servers for the duration of the Engagement and for such period 30 calendar days after the Engagement is terminated (“the Storage Period”). During the Storage Period, the Client may access and download the Content. Unless otherwise mutually varied by Parties in writing, BeLive shall delete any and all Content upon the lapsing of the Storage Period.

5.3	BeLive shall not be liable in any way for any (a) Content that is transmitted or viewed while using the Services, (b) errors or omissions in the Content, (c) any loss or damage of any kind incurred as a result of the use of, access to, or denial of access to the Content; or (d) loss of any part of the Content and/or any failure to download the Content. In the event that BeLive is aware that any part of the Content violates any terms of the Engagement and/or any of the Applicable Laws, BeLive may delete any part of the Content without providing any notice to the Client notwithstanding any other terms of the Engagement.

5.4	Save as otherwise set out in Clause 5.2 herein, the Customer accepts that the Content is not stored on any other device and/or platform, and that there are no back-ups to recover the Content in the event of a loss of Content.

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6.	CLIENT’S OBLIGATIONS

6.1	The Client undertakes that it shall not, directly or indirectly, at any point in time and/or from time to time, conduct, attempt to conduct, or assist/facilitate in anyway howsoever the conduct of any of the following:

6.1.1	Use the Services for any purpose that violates applicable law or that is not expressly permitted by this Engagement, including without limitation, using the Services to create any product or service other than the type of application it was built for;

6.1.2	Attempt to bypass and/or work around any technical limitations in the Services;

6.1.3	Engage in any activity, including but not limited to development or distribution of an application or service, that is likely or intended to, or does in fact, interfere with, disrupt, damage, or access in an unauthorized manner, any of BeLive’s or third party’s Services, server, service, network, or other property;

6.1.4	Sublicense, sell, transmit, rent, lease, loan, distribute, disclose, publish, or otherwise transfer any part of the Services to any third party, or permit access to or use of any part of the Services by or on behalf of any third party;

6.1.5	Reverse engineer, decompile, or disassemble any part of the Services;

6.1.6	Create or distribute any malicious, deceptive, or unlawful applications;

6.1.7	Create and/or reproduce the Services or any other derivative work or similar work of the Services;

6.1.8	Save as otherwise provided for and/or permitted in this Engagement, include any part of the Services in any of the Client’s other product(s) and/or service(s);

6.1.9	Remove, obscure, alter, or interfere with any watermarks or other licensing mechanisms imposed by BeLive;

6.1.10	Remove, obscure, or alter any proprietary rights notice contained in or on any part of the Services; and/or

6.1.11	Export or use the Services or Confidential Information in any manner that violates any of the Applicable Laws.

7.	PAYMENT TERMS

7.1	BeLive may issue bills and/or invoices to the Client from time to time for the Client’s payment to BeLive for use of the Services (“Invoices”). All fee, prices, and amounts specified in the Invoices shall include any applicable sales tax, VAT, GST or such similar tax, and the amount thereof shall be separately stated thereon and added to the amount of the fee payable.

7.2	Where applicable, BeLive may, in its sole, absolute, and unfettered discretion at any time and/or from time to time, require that the Client do any of the following:

7.2.1	Place a deposit with BeLive at any time, including but not limited to such period prior to BeLive’s commencement of any work arising out of and/or in relation to the Engagement; and/or

7.2.2	Obtains the relevant banker’s draft(s)/cheque(s)/guarantee(s) from a bank (that BeLive may stipulate) for the payment of the entirety of the sum as set out in the Service Agreement, or such other sums as may be applicable.

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7.3	Unless otherwise expressly stated otherwise in writing:

7.3.1	Such Invoices shall be sent by BeLive to the Client by way of email, the particulars of which are set out in the Service Agreement unless otherwise mutually varied by Parties in writing.

7.3.2	The Client shall make prompt payment of BeLive’s Invoices within 7 calendar days from the date of the invoice. Prompt payment shall be a term herein.

7.4	In the event that the Client fails to make such prompt payment of BeLive’s Invoices:

7.4.1	The Client shall be liable for interest on the outstanding amount at a rate of 3% per annum calculated on a daily basis, unless otherwise expressly stated;

7.4.2	Without prejudice to any of BeLive’s rights, BeLive may, in its sole, absolute, and unfettered discretion at any time and/or from time to time, immediately or otherwise, do any of the following:

7.4.2.1	Cease any and all of its works carried out arising out of and/or in relation to the provision of the Services; and/or;

7.4.2.2	Prohibit the Client from any further use of any of the Services until such prompt payment of the entirety of BeLive’s Invoices have been paid accordingly, which may include blocking the Client’s access to and/or usage of the Services, until such time where the outstanding Invoices have been paid in its entirety to BeLive’s satisfaction.

7.5	Any payment by the Client shall be deemed to be used to pay such sums in the following manner of precedence (where applicable): any accrued interest on any existing Invoices, prior to any outstanding principal amounts on any existing Invoices, prior to any such subsequent Invoices that BeLive may issue.

7.6	Payment shall be made to BeLive either in Singapore Dollars or in US Dollars (as the case may be). In the event that the Client wishes to make payment to BeLive using any other currency:

7.6.1	The amount payable by the Client in such other currency other than Singapore Dollars or US Dollars shall be pegged to the currency conversion rate as was on the date of execution of the Service Agreement; and

7.6.2	The Client shall be solely liable for any and all applicable bank charges, fees, and/or losses arising out of currency conversion rates.

7.7	Further information regarding payment matters may be found in Annex-A of the Terms herein.

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8.	DELAY OF THE SERVICES

8.1	The Client acknowledges that delays may occur in the provision of the Services due to a variety of reasons, some of which may be beyond the control of BeLive. The Client shall not hold BeLive responsible and/or liable for any such delay which is not unreasonable.

8.2	If an event occurs that is likely to delay the provision of some or all of the Services (or any deadlines or milestones or projected timelines as set out in any part of the Engagement), BeLive shall notify the Client in writing of the delay. BeLive and the Client shall mutually work towards resolving the delay with a view to facilitate BeLive’s provision of the Services.

8.3	For the avoidance of doubt, in the event that there is an unreasonable delay in the provision of the Services, Parties shall resolve the matter in accordance with the dispute resolution mechanism set out herein.

9.	TECHNOLOGICAL DISRUPTIONS

9.1	In using the Services, the Client acknowledges that BeLive does not host the Services and/or the Services on any of their servers, and any live-streaming arising out of and/or in relation to the Services (including the Content stored during the Storage Period) is hosted on third-party servers (“3P Servers”) where BeLive has no ownership, power, and/or control over the 3P Servers.

9.2	BeLive shall not be responsible and/or liable to any party for any failures and/or disruptions, technological or otherwise, that arises out of any matter beyond the Services, regardless of whether such failures and/or disruptions, technological or otherwise, originate from BeLive, the 3P Servers, or such other point of origin that may be related, directly or indirectly, to BeLive.

10.	SUPPLEMENTAL ORDERS

10.1	The Services may be supplemented and/or varied by such supplemental orders (“Supplemental Order”) as may be entered into between BeLive and the Client from time to time, which shall be assessed by BeLive from time to time to ascertain the level of work required arising out of and/or in relation to the Supplemental Orders.

10.2	The additional work arising out of and/or in relation to the Supplemental Orders may alter any and/or all of the delivery and/or payment milestones as may be specified in the Service Agreement and/or the completion of the installation of the Services, as the work from the Supplemental Orders may be completed first prior to the completion of the installation of the Services (where applicable).

10.3	The Client agrees that by reason of the Supplemental Orders, payment terms and milestones for the matters contained in the Service Agreement may be altered by reason of the Supplemental Orders. BeLive shall inform the Client of any such amendments to the payment terms and milestones, and shall invoice the Client accordingly.

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11.	MARKETING, MEDIA, AND PUBLICITY

11.1	Unless otherwise agreed in writing between the Parties, the Client agrees and consents to BeLive publicising any and all information about the collaboration between BeLive and the Client on any platform and/or media as BeLive deems appropriate without first having to seek the Client’s consent and/or notify the Client beforehand.

12.	NON-SOLICITATION

12.1	Parties agree not to, at any time during the subsistence of the Engagement or within 6 months from the termination/expiration of the Engagement, employ any personnel of the other Party with whom it worked or became acquainted pursuant to the performance of the Terms unless otherwise permitted in writing by the other Party.

13.	INTELLECTUAL PROPERTY

13.1	The Client retains all copyright and any other rights the Client already holds in the Content.

13.2	Save as otherwise provided in Clause 13.1:

13.2.1	Any and all rights in the Intellectual Property shall remain in BeLive at all times, and the Client has no right, title, ownership or interest, and will acquire no right, title, ownership, or interest in them by virtue of the discharge of its obligations under the Terms.

13.2.2	All trademarks, trade names, trade symbols and slogans used or capable of being used or adapted in connection with BeLive (“BeLive Marks”) shall remain the absolute property of BeLive. The Client shall not make any direct or indirect use of such BeLive Marks unless the Client has obtained BeLive’s prior written consent with respect to the specific use in question.

13.2.3	BeLive retains ownership of all proprietary rights in the Services.

13.3	For the avoidance of any doubt, any rights in intellectual property of the Client prior to the execution of the Service Agreement shall remain vested in the Client even after the execution of the Service Agreement.

14.	TERMINATION

14.1	Parties agree that the following shall be deemed to be an “Event of Default”, and the non-defaulting Party may terminate the Engagement immediately by issuing a written notice to the other Party: -

14.1.1	When it is in breach of any provision under the Terms and has failed to remedy such breach after having been given 14 calendar days written notice to do so;

14.1.2	When it has any dissolution, winding-up, bankruptcy or any analogous proceedings commenced against it, whether in or outside Singapore, unless such application or proceedings are stayed or discharged within sixty (60) days or disputed in good faith and by appropriate proceedings;

14.1.3	When it becomes insolvent or becomes unable to pay its debts, or goes into liquidation (otherwise than for the purpose of reconstruction or amalgamation); or

14.1.4	When it enters into any composition or arrangement with its creditors.

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14.2	Unless otherwise stated, BeLive may terminate the Engagement by giving 1 month written notice. Where applicable, BeLive may suspend/delete the Client’s account on the CMS and/or in relation to the Client’s use of the Services. BeLive may take the necessary steps to prohibit the Client’s further use of the Services.

14.3	After the service of the notice of termination by BeLive, Parties acknowledge and agree that the Engagement in whole or part thereof (where applicable) and any documents, instruments or deeds executed shall be deemed terminated and shall be without any further effect (where applicable).

14.4	On termination of the Engagement:

14.4.1	The Client shall immediately pay to BeLive all of BeLive’s outstanding unpaid Invoices and interest (where applicable); and

14.4.2	The Client shall uninstall any and all of the Services within 14 days that remain in the Client’s possession or ownership. For the avoidance of doubt, the Client shall not be in possession or ownership of any part of the Services, and the Client shall not use the Services any further in any way whatsoever.

14.5	Neither Party in exercising its rights to terminate the Engagement in accordance with the terms and conditions hereof shall incur any liability whatsoever for any damage, loss, or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from and / or incidental to any such termination (except if such termination is for a material breach of the Engagement, wilful misconduct or gross negligence of the defaulting party), whether or not the terminating Party is aware of any such damage, loss, or expense. Any termination hereof shall not impair any rights nor discharge any obligations which have accrued to the Parties as of the effective date of such termination.

14.6	For the avoidance of doubt, the defaulting Party shall be liable to the other Parties for any damage, loss, costs or expenses incurred or sustained as a result of a material breach of the Engagement, wilful misconduct or gross negligence. It shall be agreed and understood that, in addition to such liability, such other Parties shall have the right to request specific performance.

15.	CONFIDENTIALITY

15.1	Each Party acknowledges and agrees that it shall:

15.1.1	Treat and keep all Confidential Information as confidential and shall not, without the prior written consent of the other Party, directly or indirectly disclose such Confidential Information to any person; and

15.1.2	Only use the Confidential Information for the purposes of fulfilling its obligations under the Engagement.

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15.2	The restrictions in Clause 15.1 shall not apply to the disclosure of Confidential Information:

15.2.1	With the prior written consent of the other Party;

15.2.2	To the extent required by any applicable laws, including any relevant stock exchange which may be applicable to it or its Affiliates or for the purposes of any legal process issued by any court or tribunal whether in Singapore or elsewhere;

15.2.3	If and to the extent the information has come into the public domain through no fault of the other Party;

15.2.4	If and to the extent the information was previously known on a non-confidential basis by the other Party;

15.2.5	If and to the extent the information becomes lawfully known to the other Party without any obligation of confidentiality at any time through a third party not known to be in breach of an obligation of confidentiality; or

15.2.6	To bona fide potential purchasers of interests of the other Party or to their professional advisers or finance providers, provided that: -

15.2.6.1	Such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase;

15.2.6.2	The disclosure is limited to information regarding the terms of the Engagement; and

15.2.6.3	Before any information is disclosed, the intended recipient of such information shall have given a confidentiality undertaking for the benefit of disclosing Party, pursuant to which the intended recipient shall be required to observe the same restrictions on the use of the information as are contained in Clause 15.

15.3	The restrictions contained in this Clause 15 shall continue to apply to each party (including any Client which has ceased to use the Services) without limit in time.

16.	INDEMNIFICATION

16.1	The Client agrees to fully indemnify, defend, and hold harmless BeLive, its affiliates, officers, directors, employees, consultants, agents, and/or its representatives from any and all third-party claims, liability, damages, and/or costs arising out of and/or in relation to the Client’s use of the Services and/or the Content.

16.2	BeLive agrees to fully indemnify, defend, and hold harmless the Client, its affiliates, officers, directors, employees, consultants, agents, and/or its representatives from any and all third-party claims, liability, damages, and/or costs arising out of and/or in relation to the services provided by BeLive to the Client pursuant to the Engagement.

17.	LIMITATION OF LIABILITY

17.1	BeLive’s total liability in respect of all claims brought by the Client (including but not limited to any claims for any losses or damage arising from the suspension or interruption of the Services, or any technical failures or otherwise arising under or in connection with the Engagement) shall be capped at the sum of the value of the Services purchased by the Client less the amount of any payments of any monies which BeLive may be obliged to pay to the Client (if any).

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18.	REPRESENTATIONS AND WARRANTIES

18.1	BeLive hereby represents and warrants to the Client that as at the date of the Engagement:

18.1.1	BeLive is entitled and has the full power and authority to enter into and perform the Engagement and the terms of the Engagement are binding upon and enforceable against BeLive in accordance with its terms; and

18.1.2	No bankruptcy proceedings have been commenced against BeLive and no petition for such an order has been presented.

18.2	The Client hereby represents and warrants to BeLive that as at the date of the Engagement:

18.2.1	The Client is entitled and has full power and authority to enter into and perform the Engagement and the terms of the Engagement are binding upon and enforceable against the Client in accordance with its terms;

18.2.2	Its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Engagement do not and will not violate, or exceed any power or restriction granted or imposed by (a) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject, (b) its constitutive documents;

18.2.3	BeLive’s provision of the Services to the Client shall at all times comply with the applicable laws, including but not limited to all such laws, legislation, regulations, guidelines, policies and/or guidance having the force of law regarding health, safety, immigration, occupational and environmental protections, data protection, child labour, forced labour, corporal punishment or psychological/physical enforcement measures, the implementation of discriminatory practices based on nationality, race, gender, age, language, religion or political convictions or working hours; of the jurisdiction(s) that are relevant to the Client; and

18.2.4	The Client is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.

18.3	BeLive will provide the Services using reasonable care and skill and in accordance with any specification of the Services provided by BeLive, however, subject to that, the Services are provided “as is” and “as available,” without any warranties of any kind, whether express, implied, or statutory. Further, BeLive disclaims any express, implied, and statutory warranties regarding the Content, including warranties of satisfactory quality, merchantability, fitness for a particular purpose, or non-infringement.

18.4	BeLive makes no representation regarding, nor does it warrant or assume any responsibility for, any third-party applications (or the content thereof), user content, devices or any product or service advertised, promoted or offered by a third party on or through the Services or any hyperlinked website, and BeLive is not responsible for any transactions between the Client and any third-party providers of the foregoing. No advice or information whether oral or in writing obtained by the Client from BeLive shall create any warranty on behalf of BeLive.

18.5	While using the Services, the Client may have access to explicit content filtering features, but use of these features may still result in some explicit content being served and the Client should not rely on such features to filter all explicit content.

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19.	PERSONAL DATA

19.1	BeLive’s provision of the Services shall be made in compliance with the Singapore Personal Data Protection Act 2012 and BeLive’s prevailing privacy policy.

20.	MISCELLANEOUS

20.1	Amendment

No amendment, modification of, variation, or addition to any provision of the Engagement shall be effective unless made in writing and signed by all the Parties or their duly authorised representatives (where applicable).

20.2	Assignment

Unless otherwise agreed to in writing by all the Parties, Parties agree that there shall be no assignment or transfer of any of its rights under the Engagement.

20.3	Costs

Except as otherwise stated in the Engagement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of the Engagement.

20.4	Counterparts

The Engagement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into the Engagement by signing any counterpart and each counterpart may be signed and executed by the Parties and transmitted by electronic transmission and shall be valid and effectual as if executed as an original.

20.5	Entire agreement

20.5.1	The Engagement constitutes the entire agreement between the Parties relating to the subject matter of the Engagement and supersedes any previous agreements between the Parties in relation to the matter dealt with in the Engagement.

20.5.2	Each Party acknowledges and agrees that it has not relied on or been induced to enter into the Engagement by a representation, warranty or undertaking (whether contractual or otherwise) that is not expressly set out in the Engagement.

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20.6	Further assurance

Each Party agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of the Engagement or any transaction, matter or thing contemplated by the Engagement.

20.7	Freedom to Contract

The Parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under the Engagement.

20.8	No partnership

Nothing in the Engagement and no action taken by a Party under the Engagement shall be deemed to constitute a joint venture, partnership, and/or employment relationship between any of the Parties or constitute any Party the agent of any other Party for any purpose.

20.9	Several liability and rights

Unless otherwise expressly stated in the Terms, any and all references to the liabilities of the Parties in the Engagement shall be construed severally (but not jointly) and the rights of each Party under or in connection with the Engagement are separate and independent rights, and may be enforced by each Party separately and independently of each other.

20.10	Waiver, rights and remedies

20.10.1	No delay or omission by any Party in exercising any right, power or remedy provided by law or under the Engagement shall affect that right, power or remedy or operate as a waiver of it.

20.10.2	The single or partial exercise of any right, power or remedy provided by law or under the Engagement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

20.10.3	The rights, powers and remedies provided in the Engagement are cumulative and not exclusive of any rights, powers and remedies provided by law.

20.11	Specific remedies

Notwithstanding any express remedies provided under the Terms and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of the Engagement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

20.12	Severability

If any term of the Engagement or the application of any such term is held by a court of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable, the same shall be deemed to be deleted from the Engagement and be no force and effect, whereas the other terms hereof shall remain in full force and effect as if such term had not originally been contained in the Engagement. In the event of such deletion, and if the commercial basis of the Engagement is, whether by reason of any illegality or change in circumstances, substantially altered, the Parties shall review and agree on revisions mutually acceptable to them which shall most closely reflect their original intent and purposes in place of the terms so deleted.

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21.	FORCE MAJEURE

If any Party is rendered unable to carry out the whole or any part of its obligations under the Engagement for any reason beyond the control of that Party including but not limited to decrees or restraints by governmental authorities, outbreak of infectious diseases/viruses, acts of God, force majeure, strikes, war, riot and any other causes of such nature, then the performance of the obligations hereunder of that Party or all the Parties, as the case may be, and as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied with all reasonable despatch.

22.	CONTRACTS (RIGHTS OF THIRD PARTIES)

A person who is not a party to the Engagement has no right under the Singapore Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of the Engagement, but this does not affect any right or remedy of a third party which exists or is available apart from that Singapore Contracts (Rights of Third Parties) Act 2001.

23.	GOVERNING LAW AND JURISDICTION

23.1	The Engagement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

23.2	All disputes, controversies, or claims arising out of or in connection with the Engagement, including any question regarding its existence, validity or termination, shall be determined in the following order of precedence:

23.2.1	The party alleging such dispute, controversy, or claim shall provide written notice to the other party setting out particulars of the dispute, controversy or claim. Each of the parties shall appoint a representative and shall procure their respective representatives to meet no later than 14 days from the receipt of such written notice. Parties agree to resolve the dispute, controversy or claim in good faith;

23.2.2	In the event that the dispute, controversy, or claim is not resolved by negotiation in accordance with the aforesaid clause within 14 Business Days from the date of the meeting, or such other period as may be agreed in writing between Parties, Parties shall submit the dispute, controversy or claim for mediation at the Singapore Mediation Centre for resolution by mediation in accordance with the Mediation Procedure of the Singapore Mediation Centre for the time being in force. The Parties agree to participate in the mediation in good faith and undertake to abide by the terms of any settlement reached. Each party shall bear its own costs incurred in connection with the mediation including its legal costs, save that the cost of mediation as mandated by the Singapore Mediation Centre from time to time shall be borne by the Parties in equal shares;

23.2.3	In the event that the dispute, controversy, or claim is not settled by mediation, Parties shall refer the dispute for arbitration in Singapore to be finally resolved by in accordance with the Arbitration Rules (“the SIAC”) of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The Parties agree that any arbitration commenced pursuant to this Clause shall be conducted in accordance with the expedited procedure set out in Rule 5.2 of the SIAC Rules. The seat of arbitration shall be Singapore. The Tribunal shall consist of 1 arbitrator. The language of the arbitration shall be English; and

23.2.4	In the event that the dispute, controversy, or claim is not resolved by arbitration, Parties agree to submit to the non-exclusive jurisdiction of the Courts of the Republic of Singapore.

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Annex-A

1.	The Client shall make payment of any and all of such fees as set out in this Annex-A herein as set out in the relevant Invoices. These fees include all of the following:

a.	Installation Fees;

b.	Licensing Fees;

c.	Server and Infrastructure Fees; and

d.	Video Storage Fees.

2.	Without prejudice to any of BeLive’s rights and remedies, in the event that the Client fails to make prompt payment on any of BeLive’s Invoices, BeLive reserves any and all of its rights to, inter alia, cease any further works and/or provide any part of the Services until the payment terms and/or milestones (and its accrued interest where applicable) are paid for in its entirety by the Client unless otherwise mutually negotiated and agreed upon between the Parties.

Installation Fees

3.	There are two categories of Installation Fees: Installation Fees for the Service Agreement, and Installation Fees for the Supplemental Order (where applicable).

4.	BeLive shall provide installation services of the Services to the Client in accordance with the milestones as set out in the Service Agreement and/or such Supplemental Orders (“the Installation”).

5.	The Installation shall take place across two phases:

a.	First Phase: From the commencement of the engagement up till the development of the Beta version of the Services (“the Beta”);

b.	Second Phase: From the Beta till the complete version of the Services are rendered.

Installation Fees for the Service Agreement

6.	The Client shall make payment of any and all Installation Fees in accordance with the following payment terms and/or milestones, unless otherwise varied by BeLive and/or set out in the Service Agreement:

a.	The Client shall be invoiced the sum amounting to 30% of the Installation Fees for the Service Agreement on or after the date of execution of the Service Agreement.

b.	The Client shall be invoiced the sum amounting to the next 30% of the Installation Fees for the Service Agreement on or after BeLive’s completion of the Beta under the Service Agreement.

c.	The Client shall be invoiced the sum amounting to the next 40% of the Installation Fees for the Service Agreement on or after BeLive’s completion of the Services under the Service Agreement.

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7.	In the event that the installation remains in the Second Phase for such period longer than three calendar months, BeLive may issue an invoice to the Client for the Client’s prompt payment of a percentage of the sum as set out in Paragraph [6.c] of this Annex-A.

Installation Fees for the Supplemental Orders

8.	Parties may enter into Supplemental Orders from time to time, the scope of work of which may include additional installation works.

9.	Such additional installation works may be invoiced separately from the installation works of the Agreement.

10.	Unless otherwise varied by BeLive in writing, the Installation Fees for the Supplemental Orders shall be invoiced on a monthly basis.

Licensing Fees

11.	The Client shall be invoiced for the Licensing Fees from the commencement of the Second Phase.

12.	The Licensing Fees shall be paid on a prepaid basis by the Client to BeLive. Unless otherwise varied by BeLive in writing, BeLive shall issue such Invoices to the Client for payment of the Licensing Fees on a bi-annual basis.

13.	In the event where there is further installation works done for the Client by way of Supplemental Orders that do not form part of the original Service Agreement, the Licensing Fees payable by the Client shall also be increased accordingly. BeLive shall provide the Client with the updated Licensing Fees and the relevant accompanying invoices from time to time.

Server and Infrastructure Fees

14.	The Client shall be invoiced a variable amount at the end of each month depending on the Client’s usage of the Services.

15.	The Client shall be invoiced for such usage of BeLive’s Services at an hourly rate, the particulars of which are set out in Schedule-3 of the Service Agreement.

16.	The total amount shall be aggregated and BeLive shall invoice the Client the relevant amounts accordingly on a monthly basis.

Video Storage Fees

17.	Upon the conclusion of each Streaming Session, the Client may irrevocably elect either one of the following:

a.	For BeLive to store/archive any part or all of the Content that was streamed by the Client over the Streaming Session; or

b.	For BeLive not to store/archive any part or all of the Content that was streamed by the Client over the Streaming Session.

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18.	In the event that the Client elects the option as set out in Paragraph [17.a] of this Annex-A, BeLive shall archive and store the Content previously streamed by the Client on the 3P Servers, subject also to the following:

a.	BeLive may provide the Client with such free amount of bytes of digital data storage capacity solely for the purposes of storing/archiving the Content without the Client having to pay BeLive any Video Storage Fees should the file size of the Content remain below the aforesaid free amount of bytes of digital data storage capacity (“the Free Storage Limit”).

b.	In the event that the Content stored/archived exceeds the Free Storage Limit, BeLive shall inform the Client of the same and proceed to invoice the Client a variable amount on a monthly basis which is calculated based on, inter alia, the size of the Content that exceeds the Free Storage Limit. The particulars of the variable amount invoiced is set out in Schedule-3 of the Subscription Order.

c.	In the event that the Invoices and/or the Video Storage Fees are not paid promptly and/or in accordance with Clause 7.3 of the Terms, BeLive reserves any and all rights to delete any and all stored/archived Content (regardless of file size) notwithstanding Clause 5.2 of the Terms.

19.	For the avoidance of any doubt, in the event that the Client elects the option as set out in Paragraph [17.b] of this Annex-A, BeLive shall not archive and store the Content previously streamed by the Client on the 3P Servers, and the Content will be deleted accordingly. The Client agrees that BeLive will not be able and/or in a position to restore the deleted Content subsequent to the Client’s election as set out in Paragraph [17.b] of this Annex-A. The Client further agrees that it shall not hold BeLive liable and/or responsible for any Content deleted pursuant to the Client’s election as set out in Paragraph [17.b] of this Annex-A.

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